UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ScanSoft, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156479

(State of incorporation or organization	(IRS Employer I.D. No.)

9 Centennial Drive, Peabody, Massachusetts 01960

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None.	None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

     We hereby amend our Form 8-A/A filed on March 19, 2004, related to the Amended and Restated Preferred Shares Rights Agreement (the “Rights Agreement”) dated as of October 23, 1996, as amended and restated on March 15, 2004 between the Registrant (the “Company”) and US Stock Transfer Corporation, as Rights Agent (the “Rights Agent”), to add the items set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 1. Description of Registrant’s Securities to be Registered.

     On May 5, 2005, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) and in a separate transaction, the Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement” and, together with the Stock Purchase Agreement, the “Purchase Agreements”) by and among the Company, Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated entities (collectively “Warburg Pincus”) pursuant to which Warburg Pincus agreed to purchase and the Company agreed to sell an aggregate of 17,688,679 shares of the Company’s Common Stock (the “Shares”) and warrants (the “Warrants”) to acquire 4,040,806 shares of the Company’s common stock. In connection with the Purchase Agreements, the Company and the Rights Agent entered into an Amendment to the Rights Agreement (the “Amendment”). The effect of the Amendment is to permit the execution of the Purchase Agreements and the performance and consummation of the transactions contemplated by the Purchase Agreements, including the sale of the Shares and the Warrants, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

     The Amendment generally permits Warburg Pincus and its affiliates and associates to enter into agreements with the Company and make certain acquisitions of the Company’s securities directly from the Company, including pursuant to the Securities Purchase Agreement and the Stock Purchase Agreement, without becoming an “Acquiring Person” under the Rights Agreement. In addition, the Amendment also permits Warburg Pincus to make additional limited acquisitions of the Company’s common stock and other securities convertible into or exercisable for the Company common stock under certain circumstances without becoming an “Acquiring Person” under the Rights Agreement.

     The Amendment is filed as Exhibit 4.8 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

4.8(1)	Amendment, dated May 5, 2005, to Amended and Restated Preferred Shares Rights Agreement between ScanSoft and U.S. Stock Transfer Corporation

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2005.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 17, 2005		SCANSOFT, INC.

	By:	/s/ James R. Arnold, Jr.

James R. Arnold, Jr.
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.8(1)	Amendment, dated May 5, 2005, to Amended and Restated Preferred Shares Rights Agreement between ScanSoft and U.S. Stock Transfer Corporation

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2005.